Exhibit 99.1

January 15, 2009

Our fellow shareholders,

The Board wants to share some recent developments that will have an impact on you and AmerInst Insurance Group, Ltd. (the “Company”, or “AmerInst”). We have been formally notified by CNA (the insurance underwriter for the AICPA endorsed professional liability plan) that our reinsurance services are no longer needed and that the agreement between the Company and CNA will not be renewed after 2009. According to CNA, this decision has the concurrence of both the AICPA and AON (the insurance broker for the program). This will end our 22-year business relationship with the AICPA plan.

At our Board of Directors’ meeting on December 12, 2008, the Board authorized the Underwriting and Actuarial Committee to begin immediate discussions with CNA, with the objective of reaching a termination agreement under terms and conditions that will be as beneficial to the Company as possible.

Since our business relationship with CNA accounts for over 95% of your Company’s operating revenue, we believe this termination will have a major impact on our future operations. Although these events may create some uncertainty, we believe AmerInst has the reserves, liquidity and solid financial positioning to make investments for the future. At this time, the Company’s mission of bringing stability to the accountants’ professional liability market remains. For shareholders insured under the plan, there will be no affect on current liability coverage. AmerInst continues to reinsure a portion of the CAMICO program, and is confident in its ability to provide up to $1,000,000 of coverage to our shareholders(subject to normal underwriting standards), if the need arises.

Recognizing that diversification of the Company’s revenue sources made good business sense, the Board of Directors recently completed a long term strategic planning exercise that considered the possibility that CNA could terminate our business relationship. The Business Development Committee is engaged in examining new business opportunities, including RINITS™, and will be presenting definitive recommendations for the Board’s consideration.

Once an agreement with CNA is reached, we will contact you with an update on AmerInst’s future plans.

Protection for Generations of CPA Firms

Transferability of your shares

At our meeting, we also responded to shareholder requests for the Board to change Company policy regarding share ownership. As a result, restrictions as to who may own shares have been modified. Shareholders are no longer required to be CPAs. Thus, it is now possible to gift or transfer your AmerInst shares to family members, retirement plans or other prospective shareholders who are not required to be Certified Public Accountants (CPA’s). The limits on share ownership have been raised to a maximum of 20,000 shares.

Financial events and the future

Your Company, along with others in the insurance industry, has felt the impact of recent turmoil in world financial markets. In times such as these, accountants are even more likely to face malpractice liability exposure. We assure you that your directors are aware of the need for cost-effective liability insurance coverage to provide protection for you and future generations of accounting professionals; and we will strive to be ever watchful of your Company’s mission as we evaluate future business opportunities.

On behalf of the entire Board, I wish you, your colleagues and families, good health and a Happy and Prosperous New Year.

As always, please feel free to contact me at (505) 998-3205 or idiamond@redw.com.

Sincerely,

Irvin F. Diamond
Chairman

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the termination of AmerInst’s agreement with CNA, the impact of such termination on AmerInst’s future operations, investments and long term strategic planning and AmerInst’s continued ability to provide reinsurance coverage for its shareholders. The events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include an inability to successfully identify and implement new business opportunities, changes in the reinsurance industry and in the economy generally, and the investment return on AmerInst’s fixed income and equity investment portfolio. Further information about AmerInst’s risk factors is contained in its filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.

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